Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156438, 333-151150, 333-130865, 333-130861and 333-130860 on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements of EpiCept Corporation and subsidiaries (the “Company”) as of and for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements) appearing in the Annual Report on Form 10-K of EpiCept Corporation for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 5, 2013